Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan,
2.
Registration Statement (Form S-8 No. 333-145957) pertaining to the registration of an aggregate of 450,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for two employees,

3.	Registration Statement (Form S-8 No. 333-153103) pertaining to the 2008 Incentive Stock Plan,
4.
Registration Statement (Form S-3 No. 33-69800) pertaining to the registration of an aggregate of 645,000 shares of common stock issued or issuable under certain warrants and non-qualified stock options, and

5.
Registration Statement (Form S-3 No 333-161935) of LSB Industries, Inc. and in the related Prospectuses for the registration of common stock, preferred stock, debt securities, warrants, units or any combination of the foregoing of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedules of LSB Industries, Inc. and the effectiveness of internal control over financial reporting of LSB Industries, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.
/s/ ERNST & YOUNG LLP
Oklahoma City, Oklahoma
February 28, 2012